EXHIBIT 99.1

Immunomedics Announces Worldwide License and Collaboration Agreement With Nycomed for Veltuzumab for Non-Cancer Indications

Immunomedics Will Receive a Non-Refundable Initial Cash Payment of $40 Million and Potential Milestones of Up to $580 Million

MORRIS PLAINS, N.J., July 14, 2008 (PRIME NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) and Nycomed GmbH ("Nycomed") announced today that they have entered into a license and collaboration agreement providing Nycomed a worldwide license to develop, manufacture and commercialize veltuzumab, Immunomedics' humanized anti-CD20 antibody in the subcutaneous formulation for the treatment of all non-cancer indications.

Immunomedics will receive a non refundable initial cash payment of $40 million, subject to applicable Hart-Scott-Rodino Act approval, and could receive potential cash milestone payments of up to $580 million upon completion of certain clinical, regulatory, and sales-based milestones, as well as escalating double-digit royalties on sales of veltuzumab.

Nycomed will develop veltuzumab in rheumatoid arthritis (RA) as the primary indication. Anti-CD20 antibodies are considered to be one of the strongest growing segments within the RA market and offer additional market potential by extending into other autoimmune and inflammatory diseases. The agreement also provides Immunomedics with an option to co-promote veltuzumab for the immune thrombocytopenic purpura (ITP) indication, which is an autoimmune disease treated by the same physician specialty (hematologists/oncologists) that treat blood cancers such as non-Hodgkin's lymphoma (NHL) and chronic lymphocytic leukemia (CLL). If Immunomedics exercises its option, it will have sole responsibility for all sales calls for ITP in the United States, with profits from these sales shared between the two companies in accordance with a pre-arranged percentage allocation.

"This alliance with Immunomedics is a significant step for Nycomed to extend its network with leading biopharmaceutical companies. Nycomed strengthens its clinical pipeline and veltuzumab offers an excellent strategic fit with Nycomed's other programs in the field of autoimmune and inflammatory diseases," said Hakan Bjorklund, Nycomed's Chief Executive Officer. "Within the growing market of anti-CD20s in the autoimmune area, we believe that veltuzumab differentiates and can offer significant medical benefit through its subcutaneous application route," he continued.

"Nycomed is the ideal partner for veltuzumab. We believe their new research and development strategy that focuses on target areas outside of the field of oncology means that Nycomed will vigorously develop the full potential of veltuzumab in the field of autoimmune and inflammatory diseases," commented Cynthia L. Sullivan, President and CEO of Immunomedics. "We are pleased to have an option to co-promote the ITP indication as this presents us with an opportunity to begin to build a hematology-oncology sales force, if we deem it to be advisable in the future," she added.

Under the terms of the agreement, Nycomed will be responsible for all costs associated with current and future clinical development, manufacturing and commercialization of veltuzumab in subcutaneous formulation for all non-cancer indications. Immunomedics will continue to conduct the ongoing Phase I/II trial in ITP and will be reimbursed by Nycomed for all such expenses.

The agreement is not effective until the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

About Veltuzumab

Constructed using the same donor frameworks as epratuzumab, the Company's anti-CD22 humanized antibody, veltuzumab is an anti-CD20 monoclonal antibody having 90-95% human antibody sequences. Antibody-dependent cell-mediated cytotoxicity, apoptosis and growth inhibition are similar between rituximab and veltuzumab. However, veltuzumab has a significantly lower off-rate (increased residence time on lymphoma cells) in all lymphoma cell lines tested, and demonstrates significantly higher complement-dependent cytotoxicity in certain human lymphoma cells in vitro. Veltuzumab is the first subcutaneously applied anti-CD20 antibody tested in clinical trials and has an excellent safety and tolerability profile, providing convenience to patient and physician. To-date, no patients have shown an elevated immune response to repeated injections of veltuzumab. Veltuzumab has completed Phase II clinical trials in patients with NHL, showing a high complete response rate in follicular lymphoma, even at low doses of 80-120 mg/m(2) once-weekly for 4 weeks. Patients with ITP have also responded to low doses of veltuzumab in an ongoing Phase I/II clinical trial.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have exclusively licensed our lead product candidate, epratuzumab, to UCB for the treatment of all autoimmune disease indications worldwide. Epratuzumab's most advanced clinical testing is for the treatment of systemic lupus erythematosus (SLE) and in NHL. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We have retained the rights for epratuzumab in oncology indications, and are advancing trials in lymphoma and in childhood acute lymphoblastic leukemia in cooperation with National Cancer Institute Study Groups. We have also licensed veltuzumab to Nycomed for non-cancer indications. In addition, Immunomedics retains full rights to develop, manufacture and commercialize veltuzumab either by itself, or through third-parties, in the field of oncology. The Company is conducting clinical trials with veltuzumab in patients with NHL, CLL and ITP, (90)Y-epratuzumab for the therapy of patients with lymphoma, (90)Y-hPAM4 combined with gemcitabine for pancreatic cancer therapy, and milatuzumab (anti-CD74 humanized antibody) as a therapy for patients with multiple myeloma, NHL, and CLL. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. The Company is working to advance this new technology into clinical testing, advancing the prospects of a personalized cancer therapy strategy. We believe that our portfolio of intellectual property, which includes approximately 116 patents issued in the United States and more than 295 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

About Nycomed

Nycomed is a privately owned pharmaceutical company that provides medicines for hospitals, specialists and general practitioners, as well as over-the-counter medicines in selected markets. The company is active in a range of therapeutic areas, focusing on gastroenterology, respiratory diseases, inflammation, pain management, osteoporosis and surgical management. New products are sourced both from its own research and from business partners. Nycomed is Europe based with a presence in over 50 countries worldwide and an increasing emphasis on fast growing markets. The combined group employs 12,000 people. In 2007, it had annual sales of EUR 3.5 billion and an adjusted EBITDA of EUR 1.2 billion. For more information, visit www.nycomed.com.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, patent protection, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Immunomedics, Inc.
         Dr. Chau Cheng, Associate Director, Investor Relations &
          Business Analysis
         (973) 605-8200, extension 123
         ccheng@immunomedics.com